Exhibit 99.2

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement on Form S-1 of Forgent Power Solutions, Inc., a Delaware corporation (the “Company”), and any amendments or supplements thereto, including the prospectus contained therein, and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. as an individual who has agreed to serve as a director of the Company upon completion of the initial public offering of the Company’s Class A common stock, to all references to the undersigned in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement or such registration statement filed pursuant to Rule 462(b) and any amendment or supplement to the foregoing.

Dated: January 8, 2026

/s/ Trey Bivins
Trey Bivins